Exhibit 99.1

NEWS RELEASE
Contacts:	Steven J. Janusek
Executive Vice President & CFO
sjanusek@reddyice.com
800-683-4423

REDDY ICE REPORTS FOURTH QUARTER

AND FULL YEAR 2005 RESULTS

FEBRUARY 23, 2006 - DALLAS, TEXAS - Reddy Ice Holdings, Inc. (NYSE: FRZ), today reported financial results for the fourth quarter and year ended December 31, 2005.

Revenues for the fourth quarter of 2005 were $60.8 million, compared to $53.3 million in the same quarter of 2004.  The Company’s net loss available to common stockholders was $4.2 million in the fourth quarter of 2005, compared to net loss available to common stockholders of $4.6 million in the fourth quarter of 2004.  Net loss per diluted share was $0.20 in the fourth quarter of 2005 compared to net loss per diluted share of $0.34 in the fourth quarter of 2004.  Adjusted EBITDA, defined as earnings before interest, taxes, depreciation and amortization, and the effects of certain other items, was $8.8 million in the fourth quarter of 2005, compared to $7.9 million in the fourth quarter of 2004.  Available Cash generated in the fourth quarter of 2005 was $5.1 million.  A discussion regarding the presentation of Adjusted EBITDA and Available Cash in this press release, including reconciliations of Adjusted EBITDA to EBITDA and net income (loss) and the calculation of Available Cash, is set forth below in the section titled, “SUPPLEMENTAL DISCLOSURE REGARDING NON-GAAP FINANCIAL INFORMATION.”

“The fourth quarter brought us many of the same opportunities and challenges that we encountered in the third quarter,” commented Chairman and Chief Executive Officer William P. Brick.  “Revenues and volume sales were positively impacted primarily by favorable weather conditions across most of our markets.  Offsetting those factors were continued increases in energy costs, especially in regards to fuel and plastic bags.”

Revenues in the full year 2005 were $319.8 million, compared to $285.7 million in 2004.  The Company’s net loss available to common stockholders was $12.1 million in 2005, compared to net income available to common stockholders of $6.0 million in 2004.  Net loss per diluted share was $0.72 in 2005 compared to earnings per diluted share of $0.44 in 2004.  Adjusted EBITDA was $84.4 million in 2005, compared to $78.2 million in 2004.

The results for the full year 2005 include $6.2 million of expenses associated with the Company’s recent initial public offering and related transactions and a $28.1 million loss on extinguishment of debt related to the redemption of the Company’s 8 7/8% senior subordinated notes and the refinancing of its senior credit facility.  Also included is a $5.7 million non-cash goodwill impairment charge related to the Company’s non-ice business segment.  All of these charges were incurred in the second and third quarters of 2005.

Reddy Ice did not complete any acquisitions during the fourth quarter of 2005.  During January 2006, two acquisitions were closed for an aggregate cash purchase price of approximately $1.4 million.  Annual revenue and Adjusted EBITDA associated with these acquisitions is approximately $1.0 million and $0.3 million, respectively.

OUTLOOK

The following statements are based on current expectations.  These statements are forward-looking, and actual results may differ materially.  These statements do not include the potential impact of any mergers, acquisitions or other business combinations, or divestitures that may be completed after February 23, 2006.  The projections for 2006 include the effects of the acquisitions completed through the date of this press release.

Management expects revenues in 2006 to range between $315 million and $325 million and net income available to common stockholders to range from $14.6 million to $18.6 million.  Diluted net income per share is expected to be in the range of $0.67 to $0.86.  Adjusted EBITDA for 2006 is expected to be in the range of $84 million to $89 million.  Available Cash, as defined in the Company’s credit agreement, is expected to range from $51.7 million to $60.1 million in 2006, with Available Cash per diluted share ranging from $2.38 to $2.77.  Capital expenditures for the full year 2006 are expected to range between $16 million and $18 million and dispositions to total $2 million to $3 million, for net capital expenditures of $13 million to $16 million.

CONFERENCE CALL

Reddy Ice has scheduled a conference call for today, Thursday, February 23, 2006 at 10:00 a.m. eastern time.  To participate, dial (888) 321-8161 ten minutes prior to the start time, referencing confirmation number 5044635 or the Reddy Ice conference call.  A telephonic replay will be available through March 2, 2006 and may be accessed by calling (800) 642-1687 and using the above confirmation number.  A live webcast and archive of the conference call can also be accessed on the Company’s website at www.reddyice.com.

ABOUT REDDY ICE

Reddy Ice Holdings, Inc. is the largest manufacturer and distributor of packaged ice in the United States. With over 2,000 year-round employees, the Company sells its products primarily under the widely known Reddy Ice® brand to more than 82,000 locations in 31 states and the District of Columbia.  The Company provides a broad array of product offerings in the marketplace through traditional direct store delivery, warehouse programs, and its proprietary technology, The Ice Factory®.  Reddy Ice serves most significant consumer packaged goods channels of distribution, as well as restaurants, special entertainment events, commercial users and the agricultural sector.

This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s belief as well as assumptions made by and information currently available to management.   Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Such statements contain certain risks, uncertainty and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

— Financial Tables Follow —

REDDY ICE HOLDINGS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
	(in thousands, except per share amounts)

Revenues	$60,843	$53,311	$319,772	$285,727
Cost of sales (excluding depreciation)	42,372	36,019	196,223	173,066
Depreciation expense related to cost of sales	4,647	3,999	18,838	17,850
Gross profit	13,824	13,293	104,711	94,811
Operating expenses	10,785	11,103	42,030	36,928
Depreciation and amortization expense	1,411	2,084	5,691	5,335
Loss on disposition of assets	857	398	1,848	398
Impairment of assets	—	—	5,725	—
Initial public offering and related transaction expenses	—	—	6,171	—
Income (loss) from operations	771	(292)	43,246	52,150
Other income, net	—	12	—	—
Loss on extinguishment of debt	—	—	28,189	—
Interest expense	6,895	5,264	34,421	25,105
Income (loss) before income taxes	(6,124)	(5,544)	(19,364)	27,045
Income tax benefit (expense)	1,886	1,890	7,248	(10,494)
Net income (loss)	(4,238)	(3,654)	(12,116)	16,551
Preferred dividends	—	986	—	10,583
Net income (loss) available to common stockholders	$(4,238)	$(4,640)	$(12,116)	$5,968

Basic net income (loss) per share:
Net income (loss) available to common stockholders	$(0.20)	$(0.34)	$(0.72)	$0.44
Weighted average common shares outstanding	21,229	13,686	16,760	13,675

Diluted net income (loss) per share:
Net income (loss) available to common stockholders	$(0.20)	$(0.34)	$(0.72)	$0.44
Weighted average common shares outstanding	21,229	13,686	16,760	13,703

REDDY ICE HOLDINGS, INC. AND SUBSIDIARY

OTHER SUPPLEMENTAL INFORMATION

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
	(in thousands)

Packaged ice revenues	$54,703	$46,494	$296,368	$258,737
Other ice revenues	2,162	3,141	8,387	9,582
Total ice revenues	56,865	49,635	304,755	268,319
Non-ice revenues	3,978	3,676	15,017	17,408
Total revenues	$60,843	$53,311	$319,772	$285,727

REDDY ICE HOLDINGS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(Unaudited)

	December 31, 2005	December 31, 2004
	(in thousands)

Cash and cash equivalents	$33,997	$4,478
All other current assets	38,559	36,911
Total assets	603,764	588,620

Accounts payable and accrued expenses	$31,111	$31,507
Dividends payable	8,297	—
Total current and non-current debt (including revolving facility)	352,960	437,066
Total stockholders’ equity	183,183	82,933
Total liabilities and stockholders’ equity	603,764	588,620

SUPPLEMENTAL DISCLOSURE REGARDING NON-GAAP FINANCIAL INFORMATION

EBITDA represents net income (loss) before income taxes, interest and depreciation and amortization.  Adjusted EBITDA represents EBITDA as further adjusted to give effect to unusual items, non-cash items and other adjustments set forth below, such additional adjustments being required to calculate covenant ratios and compliance under the Company’s credit facility.  EBITDA and adjusted EBITDA are not presentations made in accordance with generally accepted accounting principles (“GAAP”) and are not measures of financial condition or profitability. EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for “net income (loss)”, the most directly comparable GAAP financial measure, as an indicator of operating performance.

By presenting Adjusted EBITDA, Reddy Ice intends to provide investors with a better understanding of its core operating results to measure past performance as well as prospects for the future.  Reddy Ice evaluates operating performance based on several measures, including Adjusted EBITDA, as Reddy Ice believes it is an important measure of the operational strength of its business.  Furthermore, the additional adjustments included in the calculation of Adjusted EBITDA are required to calculate covenant ratios and compliance under the Company’s credit facility, including its ability to pay dividends.

Adjusted EBITDA as we have presented it, may not be comparable to similarly titled measures used by other companies.  Adjusted EBITDA is not necessarily a measure of Reddy Ice’s ability to fund its cash needs, as it excludes certain financial information when compared to “net income (loss)”.  Users of this financial information should consider the types of events and transactions which are excluded.  A reconciliation of net income (loss) to EBITDA and Adjusted EBITDA follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
	(in thousands)

Net income (loss)	$(4,238)	$(3,654)	$(12,116)	$16,551
Depreciation expense related to costs of sales	4,647	3,999	18,838	17,850
Depreciation and amortization expense	1,411	2,084	5,691	5,335
Interest expense	6,895	5,264	34,421	25,105
Income tax expense (benefit)	(1,886)	(1,890)	(7,248)	10,494
EBITDA	6,829	5,803	39,586	75,335
Other non-cash charges:
Stock-based compensation expense	1,125	177	2,471	302
Loss on disposition of assets	857	398	1,848	398
Loss on extinguishment of debt	—	—	28,189	—
Impairment of assets	—	—	5,725	—
Terminated financing costs (a)	—	—	—	233
Monitoring fees (b)	—	141	394	615
Transaction expenses (c)	—	1,351	6,171	1,351
Adjusted EBITDA	$8,811	$7,870	$84,384	$78,234

(a)          Represents costs incurred in connection with a proposed financing transaction that terminated prior to consummation.

(b)         Represents the elimination of monitoring fees paid to the Company’s majority owners prior to August 12, 2005.

(c)          Represents (i) costs incurred in connection with the Company’s initial public offering and related transactions in August 2005 and includes $0.5 million of non-cash stock-based compensation expense related to a grant of common stock to certain employees and (ii) the payment of transaction bonuses in connection with the October 27, 2004 offering of the Company’s 10½% senior discount notes and other expenses related to that transaction.

The Company’s credit agreement requires that pro forma effect be given to certain items, such as acquisitions of businesses and the purchase of leased assets, when calculating Adjusted EBITDA.  The following table sets forth the calculation of pro forma Adjusted EBITDA:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
	(in thousands)

Adjusted EBITDA	$8,811	$7,870	$84,384	$78,234
Acquisition adjustments (a)	—	12	167	2,147
Elimination of lease expense (b)	—	100	273	398
Pro forma adjusted EBITDA	$8,811	$7,982	$84,824	$80,779

(a)          Represents the incremental Adjusted EBITDA of acquired businesses as if each acquisition had been consummated on the first day of the period presented.  All acquisitions included herein were consummated on or before December 31, 2005.

(b)         Represents the elimination of historical lease expense resulting from the purchase of certain leased real estate in the third quarter of 2005.

Available Cash is a defined term in the Company’s credit agreement and is a key measure in evaluating the Company’s ability to pay dividends.  Available cash for the fourth quarter of 2005 is calculated as follows (in thousands):

Adjusted EBITDA	$8,811
Less:
Cash paid for interest expense	435
Income tax refund	(114)
Capital expenditures, net of proceeds from dispositions	3,335
Principal repayments of indebtedness	43
Available Cash	$5,112

REDDY ICE HOLDINGS, INC. AND SUBSIDIARY

RECONCILIATION OF PROJECTED NET INCOME TO

PROJECTED ADJUSTED EBITDA AND PROJECTED AVAILABLE CASH

(Unaudited)

	Projected
	Year Ending
	December 31,
	2006	2006
	Lower Range	Upper Range
	(in millions)

Net income	$14.6	$18.6
Depreciation expense related to cost of sales	19.6	19.0
Depreciation and amortization expense	6.3	5.9
Interest expense	28.8	28.4
Income tax expense	9.8	12.4
EBITDA	79.1	84.3
Other non-cash charges - stock-based compensation expense	4.9	4.7
Adjusted EBITDA	84.0	89.0
Cash paid for interest expense	(15.2)	(14.9)
Cash paid for income taxes	(1.0)	(0.9)
Capital expenditures, net of proceeds from dispositions	(16.0)	(13.0)
Principal payments on debt	(0.1)	(0.1)
Available Cash	$51.7	$60.1